AMENDMENT NO. 1
                      TO ASSET PURCHASE AGREEMENT

                THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT is dated as of September 30, 1994 by and among Kinetic Concepts, Inc., KCI Therapeutic Services, Inc., MEDIQ Incorporated, PRN
Holdings, Inc. and MEDIQ/PRN Life Support Services-I, Inc.

BACKGROUND

                The parties hereto are parties to the Asset Purchase Agreement dated as of August 23, 1994 (the "Asset Purchase
Agreement").  In accordance with Section 12.8 of the Asset
Purchase Agreement, the parties desire to amend certain provisions of the Asset Purchase Agreement immediately prior to the consummation of the Closing under the Asset Purchase
Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and in the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                1. Capitalized terms used herein, unless separately defined herein, shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

                2. If the liabilities or obligations of Seller under the first Assumed Capital Lease referred to on Schedule 1.1.3 to the Asset Purchase Agreement (the Master Lease between Citicorp
North America, Inc. and Seller, as successor by merger to Medirec, as amended and waived through and including as of September 30, 1994 (the "Citicorp Lease")), are accelerated as a result of any breach or default thereunder occurring on or after the Closing Date pursuant to Paragraph 16(B), (C) or (D) of the Citicorp Lease, then (i) Seller will immediately pay all obligations and liabilities under the Citicorp Lease resulting from such acceleration, and (ii) Buyer will pay to Seller the payments that would have been payable under the Citicorp Lease as and when such payments would have been due if no such breach or default had occurred.

                3. In the event of a default under the Citicorp Lease under Paragraphs 16(B), (C) or (D) thereof, Seller and KCI shall, upon request of Buyer, cooperate with Buyer and use all reasonable efforts to promptly obtain a waiver of such default from the Lessor thereunder.

                4. (a) Section 11.1 of the Asset Purchase Agreement is hereby amended by the insertion of the words "(including, without limitation, Holdings and MEDIQ)" immediately after the word "shareholders" appearing in such section.

                    (b) Schedule 2.4 to the Asset Purchase Agreement is hereby deleted and replaced in its entirety with Exhibit A hereto.

                    (c) Section 12.4 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

        "12.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, sales, use, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne by Buyer. Notwithstanding the fact that Buyer, First PRN, MEDIQ or any other Affiliate of MEDIQ may, in order to facilitate the delivery of consents to assignments of Assumed Contracts and Assumed Capital Leases, agree with third parties to pay costs and expenses of such third parties in connection with the assignment of Assumed Contracts and Assumed Capital Leases hereunder, Seller and KCI jointly and severally shall indemnify and hold Buyer, First PRN, MEDIQ and any other Affiliate of MEDIQ harmless from and against all such costs and expenses of third parties who are parties to an Assumed Contract or an Assumed Capital Lease in connection with the assignment and assumption of the Assumed Contracts and Assumed Capital Leases in connection with the consummation of the transactions contemplated herein (but, in all cases other than with respect to the assignment and assumption of the Citicorp Lease, only to the extent such Assumed Contract or Assumed Capital Lease obligates Seller to pay such costs and expenses)."

                    (d) Clause (i) of the fourth sentence of
Section 3.3(a) of the Asset Purchase Agreement is amended by changing "amount" to "amounts".

                5. Except as specifically amended hereby, the Asset Purchase Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed in all respects. The Asset Purchase Agreement and this


Amendment shall be read, taken and construed as one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                KINETIC CONCEPTS, INC.

By: ______________________________              ______________________________
                                                Name:
                                                Title:


                                                KCI THERAPEUTIC SERVICES, INC.

By: ______________________________              ______________________________
                                                Name:
                                                Title:


                                                MEDIQ INCORPORATED

By: ______________________________              ______________________________
                                                Name:
                                                Title:


                                                PRN HOLDINGS, INC.

By: ______________________________              ______________________________
                                                Name:
                                                Title:


                                                MEDIQ/PRN LIFE SUPPORT
                                                  SERVICES-I, INC.

By: ______________________________              ______________________________
                                                Name:
                                                Title:

                                                                   Exhibit "A"

                                  SCHEDULE 2.4

                          ALLOCATION OF CONSIDERATION

Cash Demand Deposits                            N/A
and Similar Accounts

Certificates of Deposit                         N/A
U.S. Government Securities,
Readily Marketable Stock or
Securities, Foreign Currency

Tangible Assets, not listed above               $45,050,000 (including all
                                                Promissory Notes not listed
                                                below)

Intangible Assets, not listed above             -0-
and not including goodwill and going
concern value

Goodwill and Going Concern Value                $5,000,000 Promissory Note
                                                in the form of Exhibit 1B,
                                                plus remainder of
                                                consideration

Covenant Not to Compete                         $2,000,000 Promissory Note
as Set Forth in Section 9.3                     in the form of Exhibit 1B